Exhibit 99.1

Quest Resource Names Sustainability and Investor Relations Professional Sarah R. Tomolonius to Board of Directors

The Colony, Texas – September 27, 2016 – Quest Resource Holding Corporation (Nasdaq: QRHC) (“Quest”), a leader in sustainability, recycling and environmental, and resource management, today announced the appointment of Sarah R. Tomolonius to the Quest Board of Directors.  Ms. Tomolonius has extensive experience as a sustainability, marketing, and finance professional.

Ms. Tomolonius has served as Vice President, Marketing and Investor Relations for Arlon Group, a food and agriculture investment firm, since December 2012, and served as Senior Professional, Management Reporting & Analytics from December 2010 to December 2012.  From October 2008 to December 2010, Ms. Tomolonius served as Associate, Investor Relations for Citi Private Equity, a private equity group that was acquired by StepStone Group in October 2010.  Ms. Tomolonius served as a summer associate at Birinyi Associates, a stock market research and money management firm, from May 2008 to August 2008.  From October 2005 to September 2007, Ms. Tomolonius served as Research Analyst, Corporate & Public Affairs Group of Edelman, a global public relations firm.  Ms. Tomolonius served as Program Assistant, Water & Coastal Program of Natural Resources Defense Council, a non-profit international environmental advocacy group, from October 2002 to September 2005.  Ms. Tomolonius is the co-founder of the Sustainability Investment Leadership Conference (SILC), which is focused on helping the investment community understand, measure, and integrate sustainability best practices into business growth strategies by aligning economic opportunity with environmental and social stewardship. Ms. Tomolonius also serves as Chair of the Sustainability Committee for the New York Hedge Fund Roundtable, a non-profit organization focused on promoting ethics and best practices within the alternative investment industry. Ms. Tomolonius currently serves as President of the Board of HeARTs Speak, a non-profit organization representing a global community focused on improving the image of shelter pets.  Ms. Tomolonius holds a Bachelor of Arts degree in English from Vassar College and a Master of Pubic Administration degree in International Finance and Policy from Columbia University’s School of International and Public Affairs.

"I am thrilled to be joining Quest’s Board of Directors. Quest is a sustainability leader whose long-term customers include large Fortune 100 companies as well as small businesses across multiple industries, including retail, automotive, industrial, and property management. I am excited to work with a company that has over a decade of experience mitigating landfill waste and successfully facilitating waste conversion with innovative recycling solutions. Quest’s core focus on sustainability and leverage of big data and reporting to help their customers track greenhouse gases, optimize energy usage, and strategically plan to reduce waste, means that both Quest and their customers can do good and do well, environmentally and economically. I look forward to continuing to support Quest in its growth as it supports its customers to waste and recycling efficiency.”

About Quest Resource Holding Corporation

Quest provides businesses with one-stop management programs to reuse, recycle, and dispose of a wide variety of waste streams and recyclables generated by their businesses. Quest’s comprehensive reuse, recycling, and proper disposal management programs are designed to enable regional and national customers to have a single point of contact for managing a variety of waste streams and recyclables.  Quest also operates environmentally based social media and online data platforms that contain information and instructions necessary to empower consumers and consumer product companies to recycle or properly dispose of household products and materials. Quest’s directory of local recycling and proper disposal options empowers consumers directly and enables consumer product companies to empower their customers by giving them the guidance necessary for the proper recycling or disposal of a wide range of household products and materials, including the “why, where, and how” of recycling.

Investor Relations Contact:

John Liviakis

Liviakis Financial

415-389-4670

john@liviakis.com